UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
December 3, 2013 (November 29, 2013)

Rite Aid Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011
(Address of principal executive offices, including zip code)

(717) 761-2633
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d)  On November 29, 2013, the Board of Directors (the “Board”) of Rite Aid Corporation (the “Company”), upon the recommendation of the Nominating and Governance Committee, elected Myrtle S. Potter to the Board and appointed her to serve on the Nominating and Governance Committee.

Ms. Potter currently operates Myrtle Potter and Company, LLC, a private consulting firm she founded in 2005, and Myrtle Potter Media, Inc., a consumer healthcare content company she founded in 2009.  Ms. Potter previously served at Genentech, Inc., as President of Commercial Operations from 2004 to 2005 and as Executive Vice President, Commercial Operations and Chief Operating Officer from 2000 to 2004.  Ms. Potter serves as a director of Liberty Mutual Holding Company, Inc., Everyday Health, Inc. and Proteus Digital Health, Inc. and as a trustee of The University of Chicago.  Ms. Potter served on the board of Medco Health Solutions, Inc. from December 2007 until its acquisition by Express Scripts, Inc. in April 2012.  She continued on the board at Express Scripts until June 2012.

Ms. Potter was not selected as a Director pursuant to any arrangement or understanding with any other person.  As a non-employee Director, Ms. Potter will receive compensation in accordance with the Company’s policy for compensation as a non-employee Director.

The press release announcing the election of Ms. Potter is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

99.1  Press Release, dated December 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITE AID CORPORATION

Dated: December 3, 2013	By:	/s/ Marc A. Strassler
		Name:	Marc A. Strassler
		Title:	Executive Vice President,
General Counsel and Secretary